Exhibit 10.20

Nonstatutory Stock Option Award Agreement

_________, 20___

[Name]

Re:  Nonstatutory Options to Purchase Shares of Common Stock of Select Comfort Corporation

In recognition of your contributions to the ultimate success of our Company, and to enable you to share in that success, the Board of Directors has approved the grant to you of nonstatutory stock options under the Select Comfort Corporation 2010 Omnibus Incentive Plan (the “Plan”).  This letter serves as formal documentation of these stock options, giving you the right to purchase up to  (     ) shares of the Company’s Common Stock at a price of $______ per share, subject to the vesting provisions and other terms and conditions of this letter and the Plan (the “Options”).

The Options granted under this letter will become exercisable, or “vest,” in installments of one-fourth (1/4th) of the total number of Options as of each of the first four (4) anniversaries of the date of this letter, so long as you remain continuously employed by the Company, except as otherwise set forth below.  Your rights to exercise the Options will terminate as to all unexercised Options at 5:00 p.m. (Minneapolis, Minnesota time) on __________, 20___ (the “Expiration Date”), subject to earlier termination as described below or in the Plan.

The vesting and termination provisions of the Options granted hereby will be impacted by the termination of your employment, depending on the reason for termination of your employment, as described below:

Retirement.  If your employment is terminated upon your retirement, then:

(a)           If your retirement is at or beyond normal retirement age sixty (60) and you have ten (10) or more years of service with the Company prior to retirement, then the Options will continue to vest following retirement in accordance with the schedule described above.  Options that are vested will remain exercisable for up to three (3) years after retirement, but not beyond the Expiration Date.

(b)           If your retirement is at or beyond normal retirement age sixty (60) and you have fewer than ten (10) years of service with the Company prior to retirement, then the Options will be vested pro rata based on the number of months elapsed in the four-year vesting period as of the date of retirement (e.g., if retirement occurs 32 months into the 48 month vesting period, then 2/3rds of the Options will be vested).  Options that are vested will remain exercisable for up to three (3) years after retirement, but not beyond the Expiration Date.

(c)           If your retirement is at or beyond early retirement age fifty-five (55) and you have five (5) or more years of service with the Company prior to retirement, then the Options will be vested pro rata based on the number of months elapsed in the four-year vesting period as of the date of retirement (e.g., if retirement occurs 32 months into the 48 month vesting period, then 2/3rds of the Options will be vested).  Options that are vested will remain exercisable for up to one (1) year after retirement, but not beyond the Expiration Date.

(d)           Any retirement from the Company that does not meet any of the requirements above will be considered a voluntary termination other than upon retirement as described below.

Voluntary Termination other than upon Retirement.  If your employment is terminated voluntarily by you (other than upon retirement meeting the requirements described above), Options that are vested as of the date of termination of employment will remain exercisable for up to three (3) months after your employment ends, but not beyond the Expiration Date.

Termination by the Company other than for Cause.  If your employment is terminated by the Company (other than for “cause,” as defined in the Plan), Options that are vested as of the date of termination of employment will remain exercisable for up to three (3) months after your employment ends, but not beyond the Expiration Date.

Termination by the Company for Cause.  If your employment is terminated by the Company for “Cause,” as defined in the Plan, all of your rights under the Plan, this letter agreement and the Options granted hereby will immediately terminate without notice of any kind.

Termination due to Death or Disability.  If your employment is terminated due to death or “Disability,” as defined in the Plan, all of the Options will become immediately exercisable in full and will remain exercisable for up to two (2) years after termination of employment, but not beyond the Expiration Date.

The Company is not required to give you notice of the termination of your Options under any of the foregoing circumstances.

Following the exercise by you of your rights to purchase shares under this Agreement, the shares purchased by you will be freely tradable, subject to the Company’s policies and SEC rules regarding insider trading.  Executive officers and members of the Board of Directors are required to comply with SEC Rule 144 in connection with any sale of shares received upon the exercise of any stock options.

Withholding Taxes.  The Company is entitled to (a) withhold and deduct from your future wages (or from other amounts that may be due and owing to you from the Company), or make other arrangements for the collection of all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the exercise of the options, or (b) require you to promptly remit the amount of such withholding to the Company.  In the event that the Company is unable to withhold such amounts, for whatever reason, you agree to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

There may be income tax consequences resulting from the exercise of the Options or sale of the shares received upon the exercise of the Options.  You are urged to consult with your individual tax advisor regarding any tax consequences.

The Options are granted under the Select Comfort Corporation 2010 Omnibus Incentive Plan, and are subject to all of the terms and conditions applicable to stock options granted under the Plan.  We have enclosed, for your records, a copy of the Plan, the Prospectus for the Plan, the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Proxy Statement.

Please note that your rights to exercise your Options will become void and will expire as to all unexercised Options at 5:00 p.m. (Minneapolis, Minnesota time) on _________, 20___, subject to earlier termination as set forth above or in the Plan.

Very truly yours,

/s/William R. Mclaughlin
William R. McLaughlin
President & CEO

By signing this letter, I acknowledge the terms of the stock options granted under this letter, and acknowledge receipt of a copy of the Select Comfort Corporation 2010 Omnibus Incentive Plan and the other documents referred to above.

(Signature)